Exhibit 99.1

Ekso Bionics Reports Second Quarter 2025 Financial Results

SAN RAFAEL, Calif., July 28, 2025 (GLOBE NEWSWIRE) -- Ekso Bionics Holdings, Inc. (Nasdaq: EKSO) ("Ekso Bionics" or the “Company”), an industry leader in exoskeleton technology for medical and industrial use, today reported financial results for the three and six months ended June 30, 2025.

Recent Highlights and Accomplishments

●	Named Bionic Prosthetics & Orthotics Group (“Bionic P&O”) as its first Ekso Indego® Personal device distributor within the orthotics and prosthetics industry
●	Accepted into the NVIDIA Connect program, supporting Ekso's new strategic initiative to build a proprietary foundation model for human motion and to help develop and integrate related new artificial intelligence (“AI”) capabilities across Ekso’s portfolio of Enterprise Health and Personal Health devices
●	Just over a month after its acceptance into the NVIDIA Connect program, announced initial proof-of-concept (https://eksobionics.com/ekso-bionics-acceptance-into-nvidia-connect-program-bears-early-fruit/) in the form of a new AI voice agent (‘Ekso Voice Agent’) designed for intelligent control of the Company’s legacy EksoNR device
●	Launched eksoUniversity (https://eksouniversity.thinkific.com/), a new platform offering a library of continuing education courses targeted to physical therapists and physical therapy assistants who work with patients who have neurological conditions

“While there was abnormal weakness in the second quarter, in large part due to what we believe are short-term delays in completing some multi-device Enterprise Health sales, we are working to get back on track for the second half of the year and beyond,” said Scott Davis, the Company’s Chief Executive Officer. “In addition to pulling in those aforementioned sales deferrals and continuing to meet anticipated Enterprise Health customer demand, we expect that to be bolstered by an increasing contribution from our Personal Health products, which grew by more than 50% year-over-year in the first half of 2025."

Summary Second Quarter 2025 Financial Results

For the quarter ended June 30, 2025, the Company recorded revenue of $2.1 million, compared to $5.0 million for the same period in 2024. The change was primarily due to lower sales of Enterprise Health devices, partially offset by higher Ekso Indego® Personal device sales.

Gross profit for the 2025 second quarter was $0.8 million, representing a gross margin of approximately 40%, compared to $2.6 million for the same period in 2024, representing a gross margin of 53%. The change in gross profit was driven by a decrease in revenues associated with Enterprise Health devices, partially offset by an increase in revenues associated with Ekso Indego® Personal devices and a reduction in service costs. The decrease in gross margin was primarily driven by fixed costs of goods in relation to the decrease of Enterprise Health device sales, lower margin sales related to increased volume through distribution, and an increase in shipping costs, partially offset by improved margins in service.

Sales and marketing expenses for the 2025 second quarter were $1.7 million, compared to $1.8 million for the same period in 2024. The decrease was primarily due to lower discretionary payroll expense.

Research and development expenses for the three months ended June 30, 2025 were $0.9 million, compared to $1.1 million for the same period in 2024. The change was primarily due to lower headcount.

General and administrative expenses for the 2025 second quarter were $2.3 million, compared to $2.0 million for the same period in 2024. The increase was primarily due to lower allocable costs to manufacturing.

Net loss applicable to common stockholders for the 2025 second quarter was $2.7 million, or $1.24 per basic and diluted share, compared to net loss of $2.4 million, or $1.99 per basic and diluted share, for the same period in 2024.

As of June 30, 2025, the Company had cash and restricted cash of $5.2 million.

Conference Call Details

Ekso Bionics is pleased to invite all interested parties to participate in a conference call today at 1:30 p.m. PT / 4:30 p.m. ET, during which time the financial results and recent business developments will be discussed.

To participate in the conference call by telephone, please dial 877-407-6184 (domestic) or 201-389-0877 (international). The call will also be broadcast live and archived on the Company’s website at www.eksobionics.com under “Presentations & Events” in the Investors section.

About Ekso Bionics®

Ekso Bionics® is a leading developer of exoskeleton solutions that amplify human potential by supporting or enhancing strength, endurance and mobility across medical and industrial applications. Based upon its industry-leading expertise, the Company focuses on improving health and quality of life with advanced robotics designed to enhance, amplify, and restore human function. Ekso Bionics is the only known exoskeleton company to offer technologies that range from helping those with paralysis to stand up and walk, to enhancing human capabilities on job sites across the globe. The Company is headquartered in the San Francisco Bay Area and is listed on the Nasdaq Capital Market under the symbol “EKSO.” For more information, visit: www.eksobionics.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding the plans, objectives and expectations of management with respect to the Company’s industry, growth and strategy, including the Company’s expectations regarding increasing contribution from its Personal Health products and capitalizing on the Company's anticipated Enterprise Health customer demand. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain adequate financing to fund and grow the Company's operations and necessary to develop or enhance the Company’s technology, the Company’s inability to successfully collaborate with its network of existing neuro-rehabilitation facilities, physicians, and DMEs in seeking CMS reimbursements, the Company’s inability to obtain future reimbursements from CMS in a timely manner and at the expected reimbursement levels, the Company’s ability to raise funds to operate and grow its business, the Company’s inability to obtain insurance coverage beyond CMS, the Company’s inability to obtain additional indications of use for its devices, the timing of executing sales contracts with large hospital networks, the significant length of time and resources associated with the development of the Company’s products, the Company’s failure to achieve broad market acceptance of the Company’s products, the failure of the Company’s sales and marketing efforts or of partners to market the Company’s products effectively, adverse results in future clinical studies of the Company’s medical device products, the failure of the Company to obtain or maintain patent protection for the Company’s technology, the failure of the Company to obtain or maintain regulatory approval to market the Company’s medical devices, lack of product diversification, existing or increased competition, disruptions in the Company’s supply chain, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC, including the Company’s most recently filed Annual Report on Form 10-K and its subsequently filed Quarterly Reports on Form 10-Q. To learn more about Ekso Bionics please visit the Company’s website at www.eksobionics.com or refer to the Company’s X page, formerly Twitter, at @EksoBionics. Any forward-looking statements made in this press release speak only as of the date of this press release. The Company does not undertake to update these forward-looking statements, except as required by law.

law.

Contact:

Stephen Kilmer

Investor Relations

Direct: (646) 274-3580

Email: skilmer@eksobionics.com

Ekso Bionics Holdings, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2025	2024
	(unaudited)
Assets
Current assets:
Cash and restricted cash	$5,242	$6,493
Accounts receivable, net	4,533	7,238
Inventories	5,439	4,571
Prepaid expenses and other current assets	760	541
Total current assets	15,974	18,843
Property and equipment, net	1,435	1,577
Right-of-use assets	730	788
Intangible assets, net	4,235	4,580
Goodwill	431	431
Other assets	362	433
Total assets	$23,167	$26,652
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,448	$1,552
Accrued liabilities	1,760	2,352
Deferred revenues, current	1,808	1,956
Notes payable, current	1,250	1,250
Lease liabilities, current	448	427
Total current liabilities	6,714	7,537
Deferred revenues	1,689	1,920
Notes payable, net	3,335	3,854
Lease liabilities	358	452
Warrant liabilities	0	1
Other non-current liabilities	141	181
Total liabilities	12,237	13,945
Stockholders' equity:
Common stock	36	22
Additional paid-in capital	267,878	262,203
Accumulated other comprehensive (loss) income	(683)	957
Accumulated deficit	(256,301)	(250,475)
Total stockholders' equity	10,930	12,707
Total liabilities and stockholders' equity	$23,167	$26,652

Ekso Bionics Holdings, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024

Revenue	$2,057	$4,950	$5,432	$8,706
Cost of revenue	1,238	2,313	2,807	4,118
Gross profit	819	2,637	2,625	4,588

Operating expenses:
Sales and marketing	1,690	1,846	3,397	3,664
Research and development	852	1,116	1,839	2,252
General and administrative	2,252	2,010	4,804	4,263
Total operating expenses	4,794	4,972	10,040	10,179

Loss from operations	(3,975)	(2,335)	(7,415)	(5,591)

Other income (expense), net:
Interest expense, net	(65)	(74)	(136)	(131)
Gain on revaluation of warrant liabilities	-	84	1	426
Loss on modification of warrant	-	-	-	(109)
Unrealized gain (loss) on foreign exchange	1,339	(91)	1,965	(440)
Other expense, net	(8)	-	(15)	-
Total other income (expense), net	1,266	(81)	1,815	(254)

Net loss	$(2,709)	$(2,416)	$(5,600)	$(5,845)

Net loss per share, basic and diluted	$(1.24)	$(1.99)	$(3.01)	$(4.92)

Weighted average number of shares of common stock outstanding, basic and diluted	2,180	1,215	1,938	1,188